Exhibit 107

Calculation of Filing Fee Tables

……F-3…..

(Form Type)

……………………Luokung Technology Corp.………………………..…

(Exact Name of Registrant as Specified in its Charter)

…………………Not Applicable…………………

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Ordinary Shares, par value $0.01 per share		(1)	(2)	(3)	0.0000927
	Equity	Preferred Shares, par value $0.01 per share		(1)	(2)	(3)	0.0000927
	Debt	Debt Securities		(1)	(2)	(3)	0.0000927
	Other	Warrants		(1)	(2)	(3)	0.0000927
	Other	Rights		(1)	(2)	(3)	0.0000927
	Other	Units		(1)	(2)	(3)	0.0000927
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$300,000,000	0.0000927	$27,810.00
Total Offering Amounts						$300,000,000		$27,810.00
Total Fees Previously Paid						—	—	—
Total Fee Offsets
Net Fee Due								$27,810.00

(1)	There are being registered hereunder such indeterminate number or amount of shares of ordinary shares, preferred shares, subscription rights or units, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase ordinary shares, preferred shares, debt securities, subscription rights or units and units composed of one or more of the foregoing securities, with an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of ordinary shares, preferred shares and debt securities as may be issued upon conversion of or exchange for preferred shares or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the Securities Act, the shares being registered hereunder include such indeterminate number of ordinary shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.C of Form F-3 under the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $300,000,000.